EXHIBIT EX-2.1

                                  ARTICLES OF MERGER OF

                                      PROVANTAGE, INC.
                                           INTO

                                   FAR WEST GROUP, INC.


               These Articles  of Merger (the "Articles")  are entered into by Provantange, Inc., a Florida corporation (the "Merging Corporation") and Far West Group, Inc. (the "Surviving Corporation"), a Nevada corporation, pursuant to #78,458 of the Nevada General Law (the "Nevada Act") and #607,224 of the Florida General Corporation Act (the "Florida Act").

               1. The Merging Corporation shall be merged into the Surviving Corporation (the "Merger").

               2. A Plan of Merger, a copy of which is attached hereto as Exhibit A, dated July 2, 1996, has been approved, adopted, certified, executed and acknowledged by the Board of Directors of each of the Merging Corporation and the Surviving Corporation in accordance with the provisions of #78,451 of the Nevada Act and #607,214 of the Florida Act.

               3. The holders of all of the outstanding shares of capital stock of each of the Merging Corporation and the Surviving Corporation approved these Articles of Merger by unanimous written consents dated July 2, 1996 and July 2, 1996, respectively.

               4. The shareholders of the Merging Corporation and the shareholders of the Surviving Corporation: unanimously waive publication of the notice of the merger.

               5. An executed copy of the Plan of Merger is on file at the principle place of business of the Surviving Corporation, which is:

                                                2610 West Verbena Avenue
                                                Tucson, AZ. 85705

               6.     A copy of the Plan of Merger will be furnished by the
          Surviving  Corporation  on  request   and  without  cost  to  any
          stockholder of any constituent corporation.

               7. The shares of common stock of the Merging Corporation shall become shares of common stock of the Surviving Corporation upon effectiveness of the Merger. Each share of common Stock of the Merging Corporation shall be converted into one share of common stock of the Surviving Corporation upon effectiveness of the Merger.

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               8.      The Merging  Corporation shall from time to time, as
          and when requested by the Surviving Corporation, executed and deliver all such documents and instruments and take all such action necessary or desirableto evidence or carry outthis Merger.

               9. The effect of the Merger and the effective date thereof are prescribed by law.

               IN WITNESS WHEREOF, the parties hereto have caused these Articles to be executed by their duty authorized officers, as an instrument under seal, as of this 2 of day of July, 1996.


                                         ATTEST: FAR WEST GROUP, INC.,
                                                 A Nevada  Corporation

          By Jerry L Poore                  By  /s/ Jerry L. Poore   (SEAL)
                                                Jerry L. Poore


                                                 PROVANTAGE INC.
                                                 A Florida Corporation

          By Jerry L. Poore                 By  /s/ Jerry L. Poore   (SEAL)
                                                Jerry L. Poore

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